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                                                                   EXHIBIT 10(a)

(SUTHERLAND, ASBILL & BRENNAN LLP LETTERHEAD)

STEPHEN E. ROTH
      DIRECT LINE: (202) 383-0158
      Internet: sroth@sablaw.com

April 28, 2000

VIA EDGARLINK

Board of Directors
First Citicorp Life Insurance Company
666 Fifth Avenue, 3rd Floor
New York, NY 10103

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of Post-Effective Amendment No. 9 to the registration statement on Form N-4 for First Citicorp Life Variable Annuity Separate Account (File No. 33-83354). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND, ASBILL & BRENNAN LLP

By: /s/ Stephen E. Roth
   -----------------------
     Stephen E. Roth